Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

Versar, Inc. (“Company”’) and I, Theodore M. Prociv, PhD (“Employee”), have entered into this agreement (“Release”) to settle all issues between us.  Except to the extent governed by federal law, this Release shall be governed by the statutes and common law of the Commonwealth of Virginia, excluding any that mandate the use of another jurisdiction’s laws.

The Company and I agree as follows:

Section 1.           Benefits

(a)                        Cash Payment:  In exchange for this Release, I will receive from the Company the continuation of my salary, at the base salary rate in effect on my last day of employment, less ordinary tax withholdings for a period of ten and one half months after February 10, 2010, the gross amount of which in total equals $288,750.00.  I will receive the first payment (comprised of the amount due from February 10, 2010 until the date of the first payment) within 15 days after I execute this Release; thereafter, I will receive the remaining base salary payments on the Company’s regular paydays.

(b)                       Compensation and Benefit Plans:  I have ceased to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company or any affiliate, and have no rights under any of those plans, except as follows:

(i)           Group Insurance:  I will have my legally-mandated rights, if any, to COBRA continuation coverage as to any Company-provided medical, dental, or vision plan in which I participate.

(ii)          Vested Medical Benefits:  Subject to Section 1(b)(iii), below, I will retain all vested benefits under all medical plans offered by the Company, and all rights associated with such vested benefits, as determined under the official terms of those plans, including company-paid medical insurance.

(iii)         Executive Medical Benefits:  I understand that all additional medical benefits to which I was entitled because of my status as an executive of the Company have been terminated as of February 10, 2010; provided that this provision shall not in any way affect my entitlement to medical insurance coverage for myself and my family under the terms of the Company’s retiree medical plan.

(iv)        Qualified Plan Retirement Benefits:  I will retain my vested benefits under all qualified retirement plans of the Company, and all rights associated with such benefits, as determined under the official terms of those plans.

(v)         Vesting of Restricted Shares: All of my restricted shares awarded to me that remain outstanding shall be vested as of February 10, 2010.

(vi)        Accounting Fees:  I will be reimbursed $600 for tax accounting fees incurred for my taxes due for calendar year 2009 reimbursable under an existing executive program.

Payments made under this Release will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in it to the contrary.

Section 2.           Complete Release

(a)              In General:  I unconditionally release all the claims described in Section 2(b) that I may now have against any of the Released Parties listed in Section 2(d).

(b)              Claims Released:  The claims I am releasing under Section 2(a) include all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (“Claims”) with respect to any Released Party listed in Section 2(d).  I understand that the Claims I am releasing include, without limitation, any and all claims that might arise from my Employment Agreement with the Company, dated February 8, 2005, and as amended on September 25, 2007, November 15, 2007, and December 1, 2008.  I further understand that the Claims I am releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

Anti-discrimination statutes, such as the Age Discrimination in Employment Act and Executive Order 11,141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination, such as the Virginia Human Rights Act, which prohibits discrimination in employment based on race, color, religion, national origin, sex, pregnancy, childbirth or related medical conditions, age, marital status, or disability, the Virginians with Disabilities Act, which prohibits discrimination in employment based on disability, and the Fairfax County Human Rights Ordinance, which prohibits discrimination in employment based on race, color, religion, national origin, sex, marital status or disability.

Federal employment statutes, such as the Employee Retirement Income Security Act of 1974 (except as to vested benefits under any ERISA-covered plan), which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits, mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and any other law relating to salary, commission, compensation, or benefits.

Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 1 or 2 of this Release): (i) Claims that in any way relate to or arose during my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused or accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits; or (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing.

(c)              Unknown Claims:  I understand that I am releasing Claims that I may not know about.  That is my knowing and voluntary intent.  I understand the significance of doing so.

(d)              Released Parties:  The “Released Parties” are the Company and all of its subsidiaries and their past, present, and future officers and directors.

Section 3.          Promises

(a)              Employment Termination: I agree that my employment with the Company ended irrevocably on February 10, 2010.  No one has told me that the Company will not be improving benefits for then current employees or offering them new benefits.  I am accepting payments and benefits under this Release in lieu of any such other rights or benefits to which I possibly could be or become entitled.  No one has represented to me that the Company or its affiliates will ever thereafter seek to rehire me and, I will not seek employment with them.  However, the Company and I acknowledge and agree that, to the extent that I am called upon in the future to assist the Company or its clients beyond the duties I would normally perform as a member of the Board of Directors, I may undertake such work on such terms and pursuant to such agreement as the Company and I adopt at that time.

(b)              Pursuit of Claims:  I have not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any Claim this Release purports to waive, and I promise never to do so in the future, whether as a named plaintiff, class member, or otherwise.  I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, etc. to withdraw from the matter or dismiss it with prejudice.  However, the two preceding sentences shall not preclude me from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as I do not seek any damages, remedies, or other relief for myself personally, which I promise not to do, and any right to which I hereby waive.  This subsection (b) shall not apply to Claims of a statutory violation that are filed with a government agency to the extent, if any, prohibited by applicable law.

(c)              Company Property and Debts:  The Company and I acknowledge and agree that I have returned to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party that was in my possession or control.  Notwithstanding the foregoing, I will be allowed to keep my Company-issued laptop computer and the software on the computer.  I will not be required to return the computer to the Company in the future.  The Company and I acknowledge and agree that I have repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.  I have cleared all expense accounts and submitted all requests for reimbursement to the Company for any expense reimbursements due me.

(d)              Other Benefits: I understand that the Company will no longer pay for my membership at the Tower Club in Tysons Corner, Virginia, and that I have no further right to use the Tower Club at the Company’s expense.

(e)              Taxes:  I am responsible for paying any taxes on amounts I receive because I signed this Release.  I agree that the Company is to withhold all taxes it determines it is legally required to withhold.  I agree not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Release to tax authorities; provided that such reports are in compliance with usual and customary reporting practices.

(f)              Nonadmission of Liability:  I agree not to assert that this Release is an admission of wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

(g)               No Disparagement or Harm:  At all times hereafter, I agree to conduct myself in all of my communications with any person or entity in a manner that will protect the good will and reputation of the Company, its affiliates, successors, assigns, officers, directors, employees and agents, and any of its or their products or services.  I will not make any remarks or statements, whether orally, in writing or electronically, that disparage, impugn, attempt to discredit or call into disrepute or otherwise damage the reputation of the Company or any Released Party.  I will not publish any material relating to the Company or any Released Party on the world-wide web or any other public media.  I acknowledge that the restriction contained in this paragraph is a material inducement to the Company to enter into this Release.  Therefore, I agree that if I violate the restriction contained in this paragraph: a) I will not be entitled to any of the payments or other benefits provided in paragraph 1(a) hereof; b) the Company will immediately cease paying me the payments or other benefits provided in paragraph l(a) hereof; c) I will immediately return to the Company any and all payments or other benefits that I have received pursuant to paragraph 1(a) hereof; d) I will pay the Company a lump sum in the amount of Fifty Thousand Dollars ($50,000.00) as liquidated damages :for each and every violation; e) the Company will be entitled to an injunction against any further violations of the restrictions contained in this paragraph; and f) the Company will also be entitled to each other, additional damages and other relief as is available in law and equity.  I acknowledge that the amount of liquidated damages specified herein represents an attempt to approximate the damage that might result from a violation, and that the liquidated damages are not a penalty and do not limit the availability to the Company of other, additional relief.

(h)               Other Representations:  I have not suffered any discrimination on account of my age, sex, race, national origin, disability, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against me by any Released Party.  I have not suffered any job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future.  I already have been paid all wages, commissions, compensation, benefits, and other amounts that any Released Party has ever owed me, except for unpaid amounts or benefits expressly payable under the terms of this Release.

(i)                This Release to be Kept Confidential:  I have not disclosed and will never disclose the terms, amount, or existence of this Release, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement.  This subsection does not prohibit disclosures to the extent necessary legally to enforce this Release or to the extent prohibited by law, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify the Company of a required disclosure obligation or request within three days after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

(j)              Non-Solicitation and Non-Competition:

(i)           Non-Solicitation Employees.  I agree not to solicit for employment (or to assist with such solicitation), or to hire (including employment as a full-time or part-time employee or as a consultant) any employee or former employee of the Company until: (1) the expiration of six months after I cease to serve on the Company’s Board of Directors, or (2) the expiration of six months after the date of my final severance payment pursuant to this Release, whichever is later (the “Non-Competition Period”).  The restrictions set forth in this paragraph apply to the solicitation or hiring of any person who is, or within the two years before the termination of my employment, was an employee or consultant of the Company.

(ii)          Non-Solicitation Clients.  I agree not to Solicit (or to assist with such solicitation), directly or indirectly, any customer or client of the Company, until the expiration of the Non-Competition Period.  For the purpose of this paragraph, the terms “customer” and “client” include any person, private entity or governmental entity (or employee or agent thereof), within or outside the United States of America, with whom the Company does or has done business, to whom the Company’s products or services have been provided or sold, whom the Company has solicited for funds, and/or to whom the Company is making, has made, or plans or has planned to make business contacts or sales calls, within the two years before the termination of my employment, and with whom I have had direct or indirect contact or whose business I have worked on or supervised.

(iii)        Non-Competition.  I agree that from the date of this Agreement until the expiration of the Non-Competition Period, I (including any entity controlled by me, and any agent or employee of mine) shall not compete with the Company, or, directly or indirectly, own, manage or control, or participate in the ownership, management, or control of any corporation, partnership, proprietorship, firm, association or other business entity which competes with the Company, without first obtaining the prior written consent of the President of the Company.  This paragraph prohibits direct competition with the Company by me as well as my employment with a competitor of the Company· in any position or consulting arrangement in which my duties relate in any material way to business activities in competition with the Company.  This paragraph does not prohibit me from seeking or obtaining employment with a competitor of the Company, if my role with that competitor does not compete with the Company’s business.  The restrictions set forth in this paragraph extend to all counties, parishes or other geographic areas within or outside the United States of America, in which (1) the Company does or has done business, where the Company’s products or services are or have been provided or sold, and/or where the Company has or has had business prospects or sales representatives, and (2) in which I have worked, had contacts or supervised others who had contacts, on behalf of the Company.  Expiration of the Non-Competition Period herein shall in no way limit or abridge any proprietary or other rights which the Company may have in law or in equity.

(k)              Confidentiality of Company Information: I will not disclose to any person or entity, or use for the benefit of anyone other than the Company, any information regarding Company products, operations, activities, business methods, finances, customers, plans or opportunities of the Company, its affiliates, or clients, as of which I became informed in the course of my employment, and which is not generally known to the public other than by disclosure by me, unless such disclosure or use is authorized in writing by the President of the Company.

Section 4.          Consequences of Violating Promises

(a)              General Consequences:  In addition to any other remedies or relief that may be available, I agree to pay any attorneys’ fees (including in-house counsel costs) and damages Released Parties may incur as a result of my breaching a promise I made in this Release (such as by suing a Released Party over a released Claim) or if any representation I made in this Release was false when made.

(b)               ADEA Claims:  This section shall not apply to ADEA Claims to the extent, if any, prohibited by applicable law.  If subsection (a) is inapplicable because it is deemed to be prohibited by law, the non-prevailing party in any challenge to the validity of this Release as to an ADEA Claim shall pay the prevailing party’s reasonable attorneys fees.

Section 5.          Consideration of Release

I acknowledge that, before signing this Release, I was given at least 21 days in which to consider this Release.  I waive any right I might have to additional time within which to consider this Release.  I further acknowledge that: (1) I took advantage of the time I was given to consider this Release before signing it; (2) I carefully read this Release; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange for my execution of this Release that I would not otherwise be entitled to receive; and (6) the Company, in writing, encouraged me to discuss this Release with my attorney (at my own expense) before signing it, and that I did so to the extent I deemed appropriate.  After I have signed this Release, I will have an additional seven days to reconsider and revoke my acceptance.  In order to be effective, revocation must be in writing and received by the Company (to the attention of the General Counsel), within seven days after I have signed this Release.  If I timely revoke this Release, I will not receive any of the benefits described in Section 1, and the Release will not be effective.  If I do not timely revoke the Release, the Release will become irrevocable.

Section 6.          Miscellaneous

(a)              Entire Agreement:  This Release is the entire agreement between me and the Company relating to my termination of employment or the subject matter of this Release.  This Release may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both me and an authorized Company official.  I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in or referred to by this Release.  If any provision in this Release is found to be unenforceable, all other provisions will remain fully enforceable.

(b)              Successors: This Release binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.  This Release shall be binding upon any successor or assign of the Company.

(c)              Interpretation:  This Release shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against me or any Released Party.  Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other.  Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.

(d)               Indemnification:  Nothing in this Release shall in any way limit or impede any rights that I have, under any indemnification agreement, Articles of Incorporation, resolution, insurance policy, law, or regulation that is binding on the Company, to indemnification or reimbursement for any fees, costs, or expenses arising from or related to third-party claims concerning or associated with my service as an employee, agent, officer, director, or shareholder of the Company.

Section 7.          Arbitration of Disputes

(a)              Arbitrable Disputes:  The Company and I agree to resolve any claims we may have with each other (except, if either I or the Company so elects, any dispute for which injunctive relief is a principal remedy, including, but not limited to, enforcement of the non-solicitation and non competition provisions set forth in Section 3(j) of this Release) through final and binding arbitration in accordance with this section.  This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Release or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.

(b)               The Arbitration:  Except as otherwise provided in any other enforceable arbitration agreement between me and the Company, which the Company and I hereby reaffirm if one exists, the arbitration shall be in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS), except as provided in this section.  Arbitration shall take place in Northern Virginia before an experienced employment arbitrator licensed to practice law in that state who has been selected in accordance with subsection(c).  The arbitrator may not modify or change this Release in any way.

(c)              Fees and Expenses:  Each party shall pay the fees of his or her attorneys, the expenses of his or her witnesses, and any other expenses that party incurs in connection with the arbitration, but all costs of the arbitration itself, including the fees of the arbitrator, administrative fees, and other fees and costs shall be paid by the Company.  The party losing the arbitration shall reimburse the party who prevailed for all attorneys’ fees and expenses, and arbitrator and administrative fees that the prevailing party paid pursuant to this subsection (c), except to the extent prohibited by a statute under which the dispute has been brought.

(d)              Exclusive Remedy:  Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section.  Should I or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, AND ITS ARBITRATION-OF-CLAIMS REQUIREMENT WAIVES YOUR RIGHT TO A JURY TRIAL.  IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 5 AND YOU SHOULD CONSULT YOUR ATTORNEY.

Executed at _________________, ___________ this 25 day of March, 2010.

/s/ Theodore M. Prociv
THEODORE M. PROCIV

Executed at _________________, ___________ this 29 day of March, 2010.

/s/ Anthony Otten
VERSAR, INC.